UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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☒    Filed by the Registrant
☐    Filed by a Party other than the Registrant

Check the appropriate box:
    ☐    Preliminary Proxy Statement
    ☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐    Definitive Proxy Statement
    ☒    Definitive Additional Materials
    ☐    Soliciting Material under § 240.14a-12

LUXFER HOLDINGS PLC
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(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒    No fee required
    ☐    Fee paid previously with preliminary materials
    ☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2023

Dear Luxfer Shareholders,

The 2023 Annual General Meeting of Shareholders (the “AGM”) of Luxfer Holdings PLC (“Luxfer,” the “Company,” “we,” and “our”) will be held on Wednesday, June 7, 2023, at 8:30 a.m. BST. This proxy statement supplement, dated May 23, 2023 (this “Supplement”), supplements the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on April 27, 2023, in relation to the AGM (the “Proxy Statement”).

This Supplement provides additional biographical information with respect to Sylvia A. Stein, a current Non-Executive Director who is standing for election at the AGM. This Supplement should be read in conjunction with the Proxy Statement, including Ms. Stein’s biography set forth on page 26. In deciding how to vote on Resolution 5, we encourage you to carefully read the relevant portions of the Proxy Statement and consider the information provided in this Supplement. We recommend that shareholders vote FOR Resolution 5 to elect Sylvia A. Stein as a Director of the Company.

SUPPLEMENTAL BIOGRAPHICAL INFORMATION
Following the date on which the Proxy Statement was filed with the U.S. Securities and Exchange Commission and first made available to shareholders, Sylvia A. Stein accepted a new role as Senior Vice President and General Counsel of Veralto Corporation (“Veralto”), the company to be spun off by Danaher Corporation (NYSE: DHR) (“Danaher”). Veralto will be formed from Danaher’s Environmental and Applied Solutions segment, a provider of water quality and product identification solutions, which generated revenue of approximately $4.8 billion in 2022. It is anticipated that the spinoff will be completed in the fourth quarter of 2023. Accordingly, Ms. Stein resigned as Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer of Modine Manufacturing Company (NYSE: MOD), with her resignation taking effect on June 16, 2023.

In accordance with our Corporate Governance Guidelines, which require Directors to offer their resignation upon a change in the business position upon which their original nomination was based, Sylvia A. Stein offered to resign from our Board of Directors (the “Board”). Following review of the circumstances and upon recommendation of the Nominating and Governance Committee, the Board rejected Ms. Stein’s offer of resignation, determining that her continued service as a Director is appropriate and her new role with Veralto does not affect her independence, give rise to a conflict of interest, or otherwise raise any governance concerns.

While Ms. Stein’s employment with Veralto will not commence until after the AGM, the Board believes that shareholders may find this information relevant when deciding how to vote on Resolution 5 to elect Sylvia A. Stein as a Director of the Company. The qualifications, skills, and attributes that the Board considered in its decision to nominate Ms. Stein as a Director remain valid, and the Board believes that Ms. Stein’s experience with Veralto is likely to augment these skills and qualifications. Additional information regarding Sylvia A. Stein’s qualifications, skills, and attributes, and the Board’s consideration of said factors in her nomination, can be found on pages 26-28 of the Proxy Statement.

INFORMATION REGARDING THIS SUPPLEMENT AND THE PROXY STATEMENT
This Supplement does not change the resolutions to be acted upon at the AGM, which are described in the Proxy Statement, and the form of proxy card included with the Proxy Statement remains valid. Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement, as this Supplement does not contain all of the information that may be important to you with respect to the matters being considered at the AGM.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the AGM unless revoked. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions set forth on your proxy card and described in the “Questions and Answers” section on page 7 of the Proxy Statement.

You can find additional information regarding our Directors and governance practices on pages 23-44 of the Proxy Statement. This Supplement, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2022, and our 2022 U.K. Annual Report and Accounts are available, free of charge, on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/ and at www.envisionreports.com/LXFR.

Thank you for your consideration of this additional information and our voting recommendation. We appreciate ongoing dialogue with our shareholders and look forward to continued engagement.

Sincerely,
Megan E. Glise
General Counsel and Company Secretary
Milwaukee, Wisconsin, U.S.
May 23, 2023

Luxfer Holdings PLC Lumns Lane Manchester M27 8LN United Kingdom	Mailing Address: 8989 North Port Washington Road Suite 211 Milwaukee, WI 53217 United States	Telephone: +1 (414) 269-2419 Email: investor.relations@luxfer.com www.luxfer.com Registration No. 03690830 NYSE: LXFR